Exhibit 99.1

Contacts:			FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330	Investors
Ali Slocum	317-264-3079	Media

simon property group sells $2.0 BILLION of senior notes

INDIANAPOLIS, July 6, 2020 — Simon, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell:

•	$500 million principal amount of its 3.500% senior notes due September 2025 (the “2025 Notes”),

•	$750 million principal amount of its 2.650% senior notes due June 2030, and

•	$750 million principal amount of its 3.800% senior notes due June 2050.

The 2025 Notes will be issued as additional notes under an indenture pursuant to which the Operating Partnership previously issued $600 million principal amount of 3.500% senior notes due September 2025 on August 17, 2015.

Combined, the two new issues of senior notes have a weighted average term of 20 years and a weighted average coupon rate of 3.225%. The offering is expected to close on July 9, 2020, subject to customary closing conditions.

The Operating Partnership intends to use the net proceeds of the offering

•	to fund the planned optional redemption at par of its:

o	$500 million aggregate principal amount of 2.500% notes due September 2020 and

o	€375 million aggregate principal amount of 2.375% notes due October 2020; and

•	for general corporate purposes, including to repay unsecured indebtedness, including indebtedness outstanding under its senior unsecured revolving credit facilities and/or its global unsecured commercial paper note program.

BNP Paribas, Jefferies, J.P. Morgan and US Bancorp are serving as joint book-running managers of the public offering, which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission. Any offer of securities will be made by means of the prospectus supplement and accompanying prospectus.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: BNP Paribas, c/o BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, or by telephone at 1-800-854-5674 or by email at new.york.syndicate@bnpparibas.com; Jefferies, c/o Jefferies LLC, Investment Grade Debt Capital Markets, 520 Madison Avenue, 3rd Floor, New York, NY 10022 or by calling toll-free 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com; J.P. Morgan c/o J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at 1-866-803-9204 or by e-mail at prospectus-eq_fi@jpmchase.com; or US Bancorp, c/o U.S. Bancorp Investments, Inc. at 214 N. Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Credit Fixed Income or by telephone at 877-558-2607.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements made in this press release may be deemed "forward–looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward–looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained, and it is possible that the Company's actual results may differ materially from those indicated by these forward–looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: uncertainties regarding the impact of the COVID-19 pandemic and restrictions intended to prevent its spread (which are impacting some properties more than others, given differing consumer demographics and responses to the pandemic and the characteristics and layout of certain properties) on our tenants' businesses, financial condition, results of operations, cash flow and liquidity and our ability to access the capital markets, satisfy our debt service obligations and make distributions to our stockholders; the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; changes in economic and market conditions that may adversely affect the general retail environment; the intensely competitive market environment in the retail industry; changes to applicable laws or regulations or the interpretation thereof; risks associated with the acquisition, development, redevelopment, expansion, leasing and management of properties; the inability to lease newly developed properties and renew leases and relet space at existing properties on favorable terms; the potential loss of anchor stores or major tenants; decreases in market rental rates; the impact of our substantial indebtedness on our future operations; any disruption in the financial markets that may adversely affect our ability to access capital for growth and satisfy our ongoing debt service requirements; any change in our credit rating; changes in market rates of interest and foreign exchange rates for foreign currencies; general risks related to real estate investments, including the illiquidity of real estate investments; security breaches that could compromise our information technology or infrastructure; risks relating to our joint venture properties; our continued ability to maintain our status as a REIT; changes in tax laws or regulations that result in adverse tax consequences; changes in the value of our investments in foreign entities; our ability to hedge interest rate and currency risk; changes in insurance costs; the availability of comprehensive insurance coverage; risks related to international activities, including, without limitation, the impact, if any, of the United Kingdom's exit from the European Union; natural disasters; the potential for terrorist activities; environmental liabilities; the loss of key management personnel; and the transition of LIBOR to an alternative reference rate. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in subsequent other periodic reports, but except as required by law, the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.